Exhibit 4.2

EXECUTION VERSION

PERRIGO COMPANY

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, TRUSTEE

2.950% Notes due 2023

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 16, 2013

to

Indenture Dated as of May 16, 2013

Debt Securities

FIRST SUPPLEMENTAL INDENTURE, dated as of May 16, 2013, (this “Supplemental Indenture”), by and between Perrigo Company, a Michigan corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association (the “Trustee”).

Recitals of The Company

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”), dated as of May 16, 2013 (as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of Securities;

WHEREAS, Section 9.1(e) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holders of Securities, enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the form and provide for the issuance of a series of notes designated as its 2.950% Notes due 2023 (the “Initial 2023 Notes”), in an initial aggregate principal amount of $600,000,000 and any Add On 2023 Notes (as defined below, and together with the Initial 2023 Notes, the “2023 Notes”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture; all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled; and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the issuance of the series of Securities provided for herein, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

RELATION TO THE BASE INDENTURE; DEFINITIONS; RULES OF

CONSTRUCTION

Section 1.1 Relation to the Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2 Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section 1.2.

“2023 Notes” has the meaning set forth in the recitals hereto.

“Add On 2023 Notes” has the meaning set forth in Section 2.2.

“Adjusted Interest Payment Date” has the meaning set forth in Section 2.3(c).

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Affiliate Transferee” has the meaning set forth in the definition of “Change of Control.”

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary for such Security to the extent applicable to such transaction and as in effect at the time of such transfer or transaction.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Certificated Security” means a Security registered in the name of the Holder thereof and issued in accordance with Section 2.4 hereof, substantially in the form of the Security attached hereto as Exhibit A and that does not bear the Global Security Legend.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s (or its Affiliate Transferee’s) Voting Stock or other Voting Stock into which the Company’s (or its Affiliate Transferee’s) Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s (or its Affiliate Transferee’s) assets and the assets of the Company’s (or its Affiliate Transferee’s) subsidiaries, taken as a whole, to one or more Persons, other than the Company or one of its (or its Affiliate Transferee’s) Subsidiaries; or (3) the first day on which a majority of the members of the Company’s (or its Affiliate Transferee’s) Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction referenced in clause (1) of this definition will not be deemed to be a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. Notwithstanding the foregoing, a transaction referenced in clause (2) of this definition will not be deemed a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company, (ii) the transferee of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, is also a direct or indirect wholly-owned subsidiary of such holding company (such transferee, the Company’s “Affiliate Transferee”), (iii) such holding company provides a full and unconditional guarantee of the 2023 Notes and (iv)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning set forth in Section 2.5.

“Change of Control Payment” has the meaning set forth in Section 2.5.

“Change of Control Payment Date” has the meaning set forth in Section 2.5.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the 2023 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2023 Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company is provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date hereof or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Global Security” has the meaning set forth in Section 2.4(a).

“Global Security Legend” means the legend set forth in Section 2.4(g), which is to be placed on all Global Securities issued under the Indenture.

“Indenture” has the meaning set forth in the recitals hereto.

“Initial 2023 Notes” has the meaning set forth in the recitals hereto.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Interest Payment Date” has the meaning set forth in Section 2.3(c).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

“Maturity Date” has the meaning specified in Section 2.3(b).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Participant” means a member of, or a participant in, the Depositary.

“Paying Agent” means any Person (including the Company) authorized by the Company to pay the principal of, premium, if any, or interest on, any Securities on behalf of the Company.

“Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer.”

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the 2023 Notes or fails to make a rating of the 2023 Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the 2023 Notes is lowered by each of the Rating Agencies and the 2023 Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the 2023 Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control, provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors and, at the Company’s option, additional Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Supplemental Indenture” has the meaning set forth in the introductory paragraph hereof.

“Trustee” has the meaning set forth in the introductory paragraph hereof.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.3 Rules of Construction. For all purposes of this Supplemental Indenture, except as expressly provided or unless the context otherwise requires:

(a) capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(d) in the event of a conflict with the definition of terms in the Base Indenture, the definitions in this Supplemental Indenture shall control.

ARTICLE 2

THE NOTES

Section 2.1 Title of the Notes. There is hereby established by this Supplemental Indenture a series of Securities under the Indenture, known and designated as the “2.950% Notes due 2023.”

Section 2.2 Aggregate Principal Amount.

(a) The aggregate principal amount of the 2023 Notes that may be initially authenticated and delivered under the Indenture shall be $600,000,000. The Company may, from time to time, without the consent of Holders of the Initial 2023 Notes, issue notes (“Add On 2023 Notes”) under the Indenture in addition, and with identical terms, to the $600,000,000 aggregate principal amount of Initial 2023 Notes (other than the issue date, issue price, amount of, payment of interest accruing prior to the issue date of such Add On 2023 Notes or, if applicable, the first payment of interest following the issue date of such Add On 2023 Notes). The aggregate principal amount of the Add On 2023 Notes shall be unlimited. Any such Add On 2023 Notes and the Initial 2023 Notes will be treated as a single series for purposes of the Indenture and will have the same CUSIP number unless such Add On 2023 Notes are not fungible with the Initial 2023 Notes for U.S. federal income tax purposes.

Section 2.3 Terms of the Notes.

(a) The Depository Trust Company is hereby designated as the Depositary for the 2023 Notes, which shall be issued in the form of Global Securities as further provided in Section 2.4.

(b) The principal of the 2023 Notes is payable May 15, 2023 (the “Maturity Date”).

(c) The 2023 Notes shall bear interest at an annual rate of 2.950% from May 16, 2013, or from the most recent date on which interest has been paid or provided for, payable semi-annually on May 15 and November 15 of each year commencing November 15, 2013 (each such date, an “Interest Payment Date”), until the principal of the 2023 Notes is paid or made available for payment. The interest so payable will be paid to the person in whose name the 2023 Notes are registered at the close of business on the preceding May 1 or November 1, respectively. If the applicable Interest Payment Date is not a Business Day, the interest will be paid on the next following Business Day (such day, the “Adjusted Interest Payment Date”) as if it were made on the applicable Interest Payment Date and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date to the corresponding Adjusted Interest Payment Date.

(d) Payment of the principal of (and premium, if any, on) and any interest and Additional Amounts, if any, on the 2023 Notes will be made at the Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Wells Fargo Bank, National Association is appointed as the Trustee, Paying Agent and Security Registrar for the 2023 Notes to perform the functions set forth in the Indenture to be performed by such offices.

(e) The 2023 Notes are redeemable at the option of the Company, in whole or in part at any time and from time to time, from the date hereof until February 15, 2023 (three months prior to the Maturity Date), at a Redemption Price equal to the greater of:

•	100% of the principal amount of the 2023 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date; and

•

the sum of the remaining scheduled payments of principal of and interest on the 2023 Notes to be redeemed (not including any portion of the payment of interest accrued as of the Redemption Date), discounted to their present value as of the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points, plus accrued and unpaid interest on the principal amount to be redeemed to, but excluding, the Redemption Date.

(f) The 2023 Notes are redeemable at the option of the Company, on or after February 15, 2023 (three months prior to the Maturity Date) in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the aggregate principal amount of the 2023 Notes being redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

(g) The 2023 Notes are redeemable subject to the terms and conditions set forth in Section 11.8 of the Base Indenture.

(h) The 2023 Notes are not entitled to any mandatory redemption or sinking fund payments.

(i) The 2023 Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(j) The entire principal amount of the 2023 Notes shall be payable upon the acceleration of the Maturity thereof pursuant to Section 5.2 of the Base Indenture.

(k) The 2023 Notes shall have such other terms and provisions as are provided in the form thereof attached as Exhibit A hereto, which terms and provisions are hereby expressly made a part of the Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted by the Indenture, all 2023 Notes shall be identical in all respects. Notwithstanding any differences among them, all 2023 Notes issued under the Indenture, including any 2023 Notes issued after the date hereof pursuant to and in accordance with the terms hereof, shall vote and consent together on all matters as one class.

(l) The Company shall be required to offer to purchase, in accordance with Section 2.5 hereof, the 2023 Notes if a Change of Control Triggering Event has occurred.

Section 2.4 Book Entry Provisions; Transfer and Exchange.

(a) The 2023 Notes shall be issued initially in the form of one or more permanent global notes (“Global Securities”). Each Global Security initially shall (i) be registered in the name of the Depositary for such Global Security or the nominee of such Depositary, (ii) be deposited with, or on behalf of, the Depositary or with the Trustee as custodian for such Depositary, (iii) bear the Global Security Legend and (iv) be dated the date of its authentication. Except as provided in Section 2.4(b), owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of certificated 2023 Notes.

Participants shall have no rights under the Indenture with respect to any Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under such Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or shall impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

(b) Notwithstanding any other provision in the Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or (B) has ceased to be a clearing agency registered as such under the Exchange Act, and in either case of (A) or (B) the Company fails to appoint a successor Depositary within 90 calendar days, (ii) the Company, at its option, executes and delivers to the Trustee a Company Order stating that it elects to cause the issuance of the Securities in certificated form and that all Global Securities shall be exchanged in whole for Securities that are not Global Securities (in which case, such exchange shall be effected by the Trustee) or (iii) there shall have occurred and be continuing an Event of Default with respect to the 2023 Notes that has not been cured or waived, and the Depositary has requested certificated forms of Securities be issued. In all cases, Certificated Securities delivered in exchange for any Global Security or beneficial interests in Global Securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 3.4 and 3.6 of the Base Indenture. Every Security authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.4 or Sections 3.4 and 3.6 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Security.

(c) Transfer and Exchange of Beneficial Interests in Global Securities.

The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. To the extent that there is any conflict between the Applicable Procedures and the terms of the Indenture, the Applicable Procedures will control. Transfers of beneficial interests in the Global Securities also shall require compliance with either subparagraph (i) or (ii) below:

(i) Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Security. No written orders or instructions shall be required to be delivered to the Security Registrar to effect the transfers described in this Section 2.4(c)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.4(c)(i) above, the transferor of such beneficial interest must deliver to the Security Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) if permitted by Section 2.4(b), a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Security of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Certificated Security shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in the Indenture and the 2023 Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Security pursuant to Section 2.4(h) hereof.

(d) Transfer or Exchange of Beneficial Interests in Global Securities for Certificated Securities. Subject to Section 2.4(b) hereof, if any holder of a beneficial interest in a Global Security proposes to exchange such beneficial interest for a Certificated Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Security, then, upon satisfaction of the conditions set forth in Section 2.4(c)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Security to be reduced accordingly pursuant to Section 2.4(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Certificated Security in the appropriate principal amount. Any Certificated Security issued in exchange for a beneficial interest pursuant to this Section 2.4(d) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Security Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Securities to the Persons in whose names such 2023 Notes are so registered.

(e) Transfer and Exchange of Certificated Securities for Beneficial Interests in Global Securities. A Holder of a Certificated Security may exchange such Certificated Security for a beneficial interest in a Global Security or transfer such Certificated Security to a Person who takes delivery thereof in the form of a beneficial interest in a Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Certificated Security and increase or cause to be increased the aggregate principal amount of one of the Global Securities. If any such exchange or transfer from a Certificated Security to a beneficial interest is effected pursuant to this Section 2.4(e) at a time when a Global Security has not yet been issued, the Company shall execute and, upon receipt of a Company Order in accordance with Section 3.3 of the Base Indenture, the Trustee shall authenticate one or more Global Securities in an aggregate principal amount equal to the principal amount of Certificated Securities so transferred.

(f) Transfer and Exchange of Certificated Securities for Certificated Securities. Upon request by a Holder of Certificated Securities and such Holder’s compliance with the provisions of this Section 2.4(f), the Security Registrar shall register the transfer or exchange of Certificated Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Security Registrar the Certificated Securities duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Certificated Securities may transfer such Certificated Securities to a Person who takes delivery thereof in the form of a Certificated Security. Upon receipt of a request to register such a transfer, the Security Registrar shall register the Certificated Security pursuant to the instructions from the Holder thereof.

(g) Legends. The following legend shall appear on the face of all Global Securities issued under the Indenture unless specifically stated otherwise in the applicable provisions of the Indenture:

“THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h) If any Global Security is to be exchanged for Certificated Securities or canceled in whole, it shall be surrendered by or on behalf of the Depositary or its nominee to the Trustee, as Security Registrar, for exchange or cancellation as provided in this Section 2.4 or Article 3 of the Base Indenture. If any Global Security is to be exchanged for Certificated Securities or canceled in part, or if a Certificated Security is to be exchanged in whole or in part for a beneficial interest in any Global Security, then either (i) such Global Security shall be so surrendered for exchange or cancellation as provided in this Section 2.4 or Article 3 of the Base Indenture or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such Certificated Security to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Trustee, as Security Registrar, whereupon the Trustee, in accordance with the Applicable Procedures, shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Security, the Trustee shall, subject to this Section 2.4(h) and as otherwise provided in this Section 2.4 or Article 3 of the Base Indenture, authenticate and deliver any Securities issuable in exchange for such Global Security (or any portion thereof) to or upon the order of, and registered in such names as may be directed by, the Depositary or its authorized representative. Upon the request of the Trustee in connection with the occurrence of any of the events specified in Section 2.4(b), the Company shall promptly make available to the Trustee a reasonable supply of Certificated Securities. The Trustee shall be entitled to conclusively rely upon any order, direction or request of the Depositary or its authorized representative which is given or made pursuant to this Section 2.4 or Article 3 of the Base Indenture if such order, direction or request is given or made in accordance with the Applicable Procedures.

(i) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, whether pursuant to this Section 2.4 or Article 3 of the Base Indenture or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

(j) The Depositary or its nominee, as registered owner of a Global Security, shall be the Holder of such Global Security for all purposes under the Indenture and the Securities, and owners of beneficial interests in a Global Security shall hold such interests pursuant to the Applicable Procedures. Accordingly, any such owner’s beneficial interest in a Global Security will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Participants.

(k) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Participants or beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(l) None of the Company, the Trustee, any Paying Agent or any Security Registrar will have any responsibility or liability for any aspect of Depositary records relating to, or payments made on account of, beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any Depositary records relating to such beneficial ownership interests, or for transfers of beneficial interests in the Securities or any transactions between the Depositary and beneficial owners.

Section 2.5 Change of Control.

(a) If a Change of Control Triggering Event occurs with respect to the 2023 Notes of any series, unless the Company has exercised its option to redeem the 2023 Notes of such series (as described in Sections 2.3(e), 2.3(f) or 2.3(g)), the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the 2023 Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s 2023 Notes on the terms set forth below. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of 2023 Notes repurchased, plus accrued and unpaid interest, if any, on the 2023 Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail (or, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to Holders of the 2023 Notes and the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the 2023 Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all 2023 Notes or portions of 2023 Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2023 Notes or portions of 2023 Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the 2023 Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of 2023 Notes or portions of 2023 Notes being repurchased.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all 2023 Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2023 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 2.5, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 2.5 by virtue of any such conflict.

(e) In addition to the Events of Default specified in Section 5.1 of the Base Indenture, the following shall constitute an “Event of Default” with respect to the 2023 Notes: any default in the payment of any Change of Control Payment in respect of the 2023 Notes as when the same becomes due and payable in accordance with Section 2.5 hereof. Such additional Event of Default is expressly included in this Supplemental Indenture for the benefit of, and shall be solely applicable to, the Securities established by this Supplemental Indenture.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.1 Ratification. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.2 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE 2023 NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PERRIGO COMPANY

BY	/s/ Judy Brown

Name:	Judy Brown
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

BY	/s/ Gregory S. Clarke

Name:	Gregory S. Clarke
Title:	Vice President

[Signature page to First Supplemental Indenture]

EXHIBIT A

Form of Note

[Global Securities Legend]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PERRIGO COMPANY

2.950% NOTE DUE 2023

No.	$

CUSIP No. 714290 AD5

ISIN No. US714290 AD59

Perrigo Company, a Michigan corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to             the principal sum of             Dollars ($            ), as revised by the Schedule of Increases or Decreases to Global Security attached hereto, on May 15, 2023, and to pay interest thereon from May 16, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually on May 15 and November 15 in each year commencing November 15, 2013, at the rate of 2.950% per annum until the principal hereof is paid or made available for payment. The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Security is registered at the close of business on the May 1 or the November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided, however, that, if such Interest Payment Date would fall on a day that is not a Business Day, such payment shall be made on the Adjusted Interest Payment Date, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date to the corresponding Adjusted Interest Payment Date.

Payment of the principal of (and premium, if any, on) and any interest, or Additional Amounts, if any, on this Security will be made at Corporate Trust Office, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture referred to on the reverse hereof, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

* * * * *

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: May 16, 2013	Perrigo Company

By:
Name:
Title:

Attest:

By:
Name:
	Title:	Secretary

Trustee’s Certificate of Authentication

This is one of the Securities referred to in the within mentioned Indenture.

Wells Fargo Bank, National Association, as Trustee

By:
Authorized Signatory

Dated

[Form of Reverse of Security]

PERRIGO COMPANY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of May 16, 2013, by and between the Company and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a supplemental indenture dated as of May 16, 2013, by and between the Company and the Trustee (collectively, the “Indenture”), to which the Indenture and all indentures supplemental thereto reference, is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $            .

The Securities are redeemable on the terms and subject to the conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series under the Indenture to be affected at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of all the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest and Additional Amounts, if any, on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

No holder of any beneficial interest in this Security held on its behalf by a Depositary or a nominee of such Depositary shall have any rights under the Indenture with respect to such Global Security, and such Depositary or nominee may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary as Holder of any Security.

This Security may be transferred or exchanged upon the terms and subject to the conditions set forth in the Indenture.

No recourse shall be had for the payment of the principal of (and premium, if any, on) or interest or any Additional Amounts, if any, on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

All capitalized terms used in this Security and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

This Security, including without limitation the obligation of the Company contained herein to pay the principal of (and premium, if any, on) and interest and Additional Amounts, if any, on this Security in accordance with the terms hereof and of the Indenture, shall be construed in accordance with and governed by the laws of the State of New York.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint             agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Date:

Medallion Signature Guarantee:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee